CONSENT OF INDEPENDENT AUDITORS



We consent to the use in Post-Effective Amendment No. 12 to Registration Statement No. 33-17224 of Prudential Institutional Liquidity Portfolio, Inc. of our report dated May 11, 1995, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
New York, New York
December 8, 1995